AnorMED Inc. 200 — 20353 64th Ave Langley, British Columbia Canada V2Y 1N5	TEL (604) 530-1057 FAX (604) 530-0976 www.anormed.com
NEWS RELEASE
ANORMED AMENDS LICENSE AGREEMENT FOR CANCER DRUG
Strengthens balance sheet by $10 million

For Immediate Release:	September 19, 2006
Vancouver, British Columbia — AnorMED Inc. (NASDAQ:ANOR; TSX:AOM) today announced it will receive U.S. $10 million in cash in consideration for amending the license agreement for its proprietary anti-cancer drug picoplatin (NX473) to expand the licensed territories to worldwide, forego future development milestones and reduce royalty payments.
AnorMED licensed picoplatin to Poniard Pharmaceuticals Inc. (NASDAQ:PARD), formerly NeoRx Corporation, in April 2004. Under the terms of the new amendment, AnorMED will receive a cash payment of U.S.$5 million by October 16, 2006 and an additional cash payment of U.S.$5 million by March 31, 2007. AnorMED will continue to be eligible to receive a reduced potential partnership revenue stream from Poniard within the first year of this amendment and single digit royalty payments on product sales, assuming future marketing approval. AnorMED retains rights to a total of U.S.$5 million in commercialization milestone payments if certain sales targets are achieved. The amendment expands Poniard’s licensed rights to picoplatin to include Japan.
Paul Brennan, Acting President of AnorMED said, “this license agreement amendment is an excellent example of the unappreciated valuable assets of our Company that appear not to be represented in the hostile offer by Genzyme Corp. (NASDAQ:GENZ). This partial monetization has provided approximately $0.25 per share in cash while maintaining a significant financial interest in the potential future success of picoplatin.”
Ken Galbraith, Chairman and Interim CEO of AnorMED, stated “the license amendment is consistent with the Company’s focus on maximizing shareholder value. It adds non-dilutive capital that can be deployed for the successful execution of our business plan, including completing pivotal Phase III trials for our lead product MOZOBIL in cancer patients undergoing stem cell transplants, expanding clinical studies for MOZOBIL in treating patients with various leukemias and developing our second product AMD070, now in proof-of-principle Phase I/II clinical trials in HIV patients.”
Under the terms of the original agreement from 2004, AnorMED granted Poniard exclusive global rights excluding Japan to develop, manufacture and commercialize picoplatin. AnorMED received a one-time upfront milestone payment of U.S.$1 million cash and U.S.$1 million in Poniard common stock. In addition, AnorMED was eligible to receive additional milestone payments of up to U.S.$13 million, payable in cash or a combination of cash and Poniard common stock, and royalty payments of up to 15% of product sales, assuming the future approval for marketing by regulatory authorities.
Poniard, a specialty pharmaceutical company focused on oncology, announced August 17, 2006 that it had completed enrollment in a Phase II clinical trial evaluating picoplatin for the treatment of small cell lung cancer. Poniard is also evaluating picoplatin in Phase I/II clinical trials for the treatment of colorectal and prostate cancer.
Picoplatin is an intravenous chemotherapeutic agent designed to overcome platinum resistance associated with the treatment of solid tumors. According to Poniard, testing in more than 500 patients in Phase I and II safety and efficacy studies indicates that picoplatin may have a more manageable safety profile with fewer side effects than currently available platinum-based therapies.
More information and where to find it
On September 5, 2006, AnorMED filed with the United States and Canadian securities regulatory authorities a Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in which AnorMED’s Board of Directors recommended that shareholders reject the September 1, 2006 hostile offer from Dematal Corp., a wholly-owned

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subsidiary of Genzyme Corporation. The Circular describes the reasons for the Board’s recommendation that shareholders reject the Genzyme Offer. Investors and shareholders are strongly advised to read the Directors’ Circular and Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, as well as any amendments and supplements to those documents, because they contain important information. Investors and shareholders may obtain a copy of the Directors’ Circular at www.sedar.com and the Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 from the SEC website at www.sec.gov. Free copies of these documents can also be obtained by directing a request to AnorMED’s Secretary at Suite 200 — 20353 64th Avenue, Langley, British Columbia, Canada V2Y 1N5; telephone (604) 530-1057. Other reports filed by or furnished by AnorMED to the SEC and applicable securities commission in Canada may also be obtained free of charge at www.sec.gov, www.sedar.com or from AnorMED’s Secretary. More information about AnorMED is available online at www.anormed.com. YOU SHOULD READ THE DIRECTORS’ CIRCULAR OR TENDER OFFER SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE GENZYME OFFER.
About AnorMED Inc.
AnorMED is a chemistry-based biopharmaceutical company focused on the discovery, development and commercialization of new therapeutic products in the areas of hematology, oncology and HIV, based on the Company’s research into chemokine receptors.
The Company’s product pipeline includes MOZOBIL, currently in pivotal Phase III studies in cancer patients undergoing stem cell transplants; AMD070, currently in proof of principle Phase I/II studies in HIV patients; and several novel classes of compounds in pre-clinical development that target specific chemokine receptors known to be involved in a variety of diseases.
Upcoming product announcements
AnorMED expects to release in the first half of 2007, top-line data from two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation. Based on successful results of these studies, the Company plans to file a new drug application (“NDA”) for marketing approval with the FDA in the second half of 2007 and with Canadian and European regulators in 2008. Additional data relating to MOZOBIL is expected to be presented at the American Society of Hematology (“ASH”) meeting scheduled to be held in Orlando, Florida from December 9 to 13, 2006.
In the next few months, the Company also expects to initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients. In February 2007, the Company expects to present updated clinical data on the development of AMD070 in HIV patients at the Conference on Retroviruses and Opportunistic Infections (“CROI”) scheduled to be held in Los Angeles, California.
FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, and forward looking information within the meaning of applicable securities laws in Canada, (collectively referred to as “forward-looking statements”). Statements, other than statements of historical fact, are forward-looking statements and include, without limitation, statements regarding the Company’s strategy, future operations, timing and completion of clinical trials, prospects and plans and objectives of management. The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are often intended to identify forward-looking statements, which include underlying assumptions, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the beliefs, outlooks, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements.
Although our management believes that the expectations represented by such forward-looking statements are reasonable, there is significant risk that the forward-looking statements may not be achieved, and the underlying assumptions thereto will not prove to be accurate. Forward-looking statements in this news release include, but are not limited to, statements about: AnorMED’s expectation that it will receive U.S.$10 million in cash (U.S.$5 million by October16, 2006 and U.S.$5 million by March 31, 2007) pursuant to the terms of an amendment to its license agreement with Poniard for its proprietary anti-cancer drug picoplatin (NX473); AnorMED’s expectation that it will continue to be eligible to receive a potential partnership revenue stream from Poniard within the first year of the amendment to the license agreement; AnorMED’s expectation that it will receive single digit royalty payments from Poniard on product sales, assuming future marketing approval; AnorMED’s expectation that it retains a total of U.S. $5 million in commercial

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milestone payments if certain sales targets are achieved; AnorMED’s expectation that the amendment to the license agreement will add to its cash resources and allow AnorMED to successfully execute its business plan to commercialize and develop its lead products, while also retaining a significant financial interest in the potential future success of picoplatin; AnorMED’s expectation, based on representations from Poniard, that testing in more than 500 patients in Phase I and II safety and efficacy studies indicates that picoplatin may have a more manageable safety profile with fewer side effects than currently available platinum-based therapies; AnorMED’s expected release, in the first half of 2007, of top-line data and successful results from two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation; AnorMED’s plans to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED’s expectation that in the next few months it will initiate clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients; AnorMED’s expectation that it can clinically develop its second product, AMD070, now in proof-of-principle Phase I/II clinical trials in HIV patients; AnorMED’s expectation that it will present additional data relating to MOZOBIL at the ASH meeting to be held in Orlando, Florida from December 9 to 13, 2006; and AnorMED’s expectation that it will present updated clinical data on the development of AMD070 in HIV patients at the CROI meeting to be held in Los Angeles, California in February 2007.
With respect to the forward-looking statements contained in this news release, the Company has made numerous assumptions regarding, among other things: AnorMED’s ability to collect the U.S.$10 million in cash (U.S.$5 million by October16, 2006 and U.S.$5 million by March 31, 2007) owed to it pursuant to the terms of an amendment to its license agreement with Poniard for its proprietary anti-cancer drug picoplatin; AnorMED’s ability to continue to be eligible to receive a potential partnership revenue stream from Poniard within the first year of the amendment to the license agreement; AnorMED’s ability to receive single digit royalty payments from Poniard on product sales, assuming future marketing approval; AnorMED’s ability to retain a total of U.S. $5 million in commercial milestone payments if certain sales targets are achieved; AnorMED’s ability to use the cash resources generated from the amendment to the license agreement to successfully execute on its business plan to commercialize and develop its lead products, while also retaining a significant financial interest in the potential future success of picoplatin; AnorMED’s ability to rely on representations from Poniard that picoplatin may have a more manageable safety profile with fewer side effects than currently available platinum-based therapies; AnorMED’s ability to release, in the first half of 2007, top-line data from its two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation; AnorMED’s ability to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED’s ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients in the next few months; AnorMED’s ability to clinically develop its second product, AMD070, now in proof-of-principle Phase I/II clinical trials in HIV patients; AnorMED’s ability to present additional data relating to MOZOBIL in December 2006; and AnorMED’s ability to present updated data on the development of AMD070 in HIV patients in February 2007. The foregoing list of assumptions is not exhaustive.
Actual results or events could differ materially from the plans, intentions and expectations expressed or implied in any forward looking statements, including the underlying assumptions thereto, as a result of numerous risks, uncertainties and other factors including: AnorMED may not be able to collect the U.S.$10 million in cash (U.S.$5 million by October 16, 2006 and U.S.$5 million by March 31, 2007) owed to it pursuant to the terms of an amendment to its license agreement with Poniard for its proprietary anti-cancer drug picoplatin; AnorMED may not continue to be eligible to receive a potential partnership revenue stream from Poniard within the first year of the amendment to the license agreement; AnorMED may not receive single digit royalty payments from Poniard on product sales, assuming future marketing approval; AnorMED may not be able to retain a total of U.S. $5 million in commercial milestone payments if certain sales targets are achieved; AnorMED may not be able to use the cash resources generated from the amendment to the license agreement to successfully execute on its business plan to commercialize and develop its lead products, while also retaining a significant financial interest in the potential future success of picoplatin; representations from Poniard that picoplatin may have a more manageable safety profile with fewer side effects than currently available platinum-based therapies may not be reliable; AnorMED may not have the ability to release, in the first half of 2007, top-line data from its two pivotal Phase III studies for the use of MOZOBIL in cancer patients undergoing stem cell transplantation; AnorMED may not have the ability to file a NDA for marketing approval with the U.S. FDA in the second half of 2007, and with Canadian and European regulators in 2008; AnorMED may not have the ability to initiate its clinical studies for MOZOBIL for use as a chemosensitizer for treatment of leukemia patients in the next few months; AnorMED may not have the ability to clinically develop its second product, AMD070, now in proof-of-principle Phase I/II clinical trials in HIV patients; AnorMED may not have the ability to present additional data relating to MOZOBIL in December 2006; AnorMED may not have the ability to present updated data on the development of AMD070 in HIV patients in February 2007; AnorMED may not be able to develop and obtain regulatory approval for MOZOBIL in stem cell transplant indications and any future product candidates in its targeted indications; AnorMED may not be able to establish marketing and sales capabilities for launching MOZOBIL in stem cell transplant indications; the costs of any future products in AnorMED’s targeted indications may be greater than anticipated; AnorMED relies on third parties for the continued supply and manufacture of MOZOBIL; AnorMED may face unknown risks related to intellectual property matters; AnorMED may face competition from other pharmaceutical or biotechnology companies; and further equity financing may substantially dilute the interests of our shareholders.
Although we have attempted to identify the forward-looking statements, the underlying assumptions, and the risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in the forward-

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looking statements. In addition to the forward-looking statements and associated risks set out in this news release, investors and shareholders are strongly advised to refer to the additional assumptions and risks set out in the section entitled “CAUTION REGARDING FORWARD-LOOKING STATEMENTS” in the Company’s Directors’ Circular dated September 5, 2006, available free of charge at www.sedar.com or from AnorMED’s Secretary. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise, after the date hereof, except as may be required by law.
For further information:
Company Contact: Kenneth Galbraith, Chairman and Interim CEO, Tel: 604-889-5320 or
Kim Nelson, Ph.D., Manager, Investor Relations, Tel: 604-532-4654, Cell: 604-614-2886, Email: knelson@anormed.com
Media Contact: Karen Cook, James Hoggan & Associates, Tel: 604-739-7500, Email: kcook@hoggan.com